CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation  by reference  in this Registration  Statement  on Form N-IA  our report dated  May 29, 2014,  relating  to the financial  statements  and  financial  highlights  of Two  Oaks Diversified Growth and Income Fund, a series of Northern Lights Fund Trust II, for the year ended March 31,2014, and to the references  to our firm under the headings "Financial  Highlights"  in the Prospectus and "Independent  Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio

July 24, 2014

COHEN FUND AUDIT SERVICES, LTD. I CLEVELAND I MILWAUKEE I 216.649.1700

      cohenfund.com

Registered with the Public Company Accounting Oversight Board.